Exhibit 99.2

August 12, 2015

UNITED PARCEL SERVICE

Daron Evans

President & CEO

Nephros, Inc.

41 Grand Avenue

River Edge, New Jersey 07661-1947

Dear Mr. Evans:

We have received and reviewed your written response correspondence, dated June 17, 2015, July 16, 2015, and August 6, 2015. The responses address the Warning Letter issued to your firm on May 27, 2015.

We acknowledge that your firm initiated CAPA 15-007 in order to address the deficiency related to supplier oversight. Your response also states that SOP 7.4, Purchasing and Supplier Monitoring Controls, was revised to include a risk-based monitoring program in which all critical suppliers (Type 2) are required to be audited at least annually. Further, we acknowledge that your firm has trained personnel on your revised procedure. Additionally, the Nephros-Medica Quality Agreement was revised and now requires that Medica provide sterilization records with the Certificate of Conformance.

We acknowledge that your response(s) state that your firm conducted a retrospective review of complaints from 2013 and 2014 to ensure that these complaint forms were thoroughly completed. We also acknowledge that your firm has updated your complaint handling procedures and forms. We will follow up during the next inspection to ensure that previous and current complaints are adequately investigated and thoroughly documented.

Your response further states that pursuant to CAPA 15-006, you have revised and implemented SOP 806, US-MDR, EU-MVR, Canada-MPR, Adverse Event Reporting and have provided training on this revised procedure. Your response also states that you have added the definition of “reasonably suggests” and more clearly specifies the requirements for identification and storage of complaint files associated with adverse events. In addition, your response provided revised forms, such as the MDR Decision Form F 806; US MDR; SOP 8.2.1, Complaint Handling and Monitoring; and Complaint Form F 8.2 to more effectively describe documentation and record keeping requirements. We will verify the implementation of these standard operating procedures and forms during the next inspection.

Please note that it is your responsibility to ensure that your establishment complies with all applicable requirements of the federal regulations. You are responsible for reviewing your firm’s operations to assure you are in compliance with all applicable FDA regulatory requirements. We will verify the implementation of all of your corrective actions during a future inspection.

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If you have any questions, please contact me by phone: 1-973-331-4911 or email: stephanie.durso@fda.hhs.gov.

Sincerely,

/s/ Stephanie Durso
Stephanie Durso
Compliance Officer
New Jersey District

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